GRANTEE:

AWARD NO. 2008-

DATE OF GRANT:

NUMBER OF RSUs:

ZULU ENERGY CORP.

AMENDED AND RESTATED
2008 EQUITY INCENTIVE PLAN

*        *        *

FORM OF EXECUTIVE OFFICER
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT, effective as of ____________, 2008 (the “Effective Date”), is entered into by and among ZULU ENERGY CORP., a Colorado corporation (together with its successors and assigns, the “Company”), and _________ (“Grantee”).

Recitals

A.      The Company and Grantee entered into an employment agreement, effective as of _________ (the “Employment Agreement”).

B.       Pursuant to the Employment Agreement, the Company agreed to credit Grantee with ___________ phantom stock units on the terms set forth in the Employment Agreement and the Company agreed to adopt a phantom stock plan with respect to such units.

C.       The Company has adopted the Zulu Energy Corp. Amended and Restated 2008 Equity Incentive Plan (the “Plan”), which provides for Restricted Stock Units (“RSUs”) as opposed to phantom stock units, and the Company now desires to issue RSUs under the Plan to Grantee on the terms set forth in this Agreement.

Agreement

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.  Definitions. In this Agreement, terms with initial capitals that are not otherwise defined herein shall have the meanings provided in the Plan. In addition to the other terms that are defined herein, the following terms shall have the meanings set forth below:

(a)  “Agreement” means this Restricted Stock Unit Agreement;

(b)  “Common Stock” means the common stock, $.001 par value per share, of the Company;

(c)  “Disability” has the meaning ascribed to that term in section 13(e) of the Employment Agreement; and

(d)  “for cause” has the meaning ascribed to that term in section 13(b)(ii) of the Employment Agreement.

2.  Award of RSUs.

(a)  Pursuant to the Plan, and subject to the terms and conditions of this Agreement, the Company hereby grants to Grantee ________ RSUs as of the Effective Date.

(b)  Each RSU represents the right to receive one share of Common Stock at the time provided for in this Agreement.

(c)  Each share of Common Stock issued in settlement of an RSU shall, on the date delivered to Grantee pursuant to this Agreement, have been properly registered and qualified for immediate resale by Grantee under federal securities laws and all applicable state securities or “blue sky” laws and shall have been listed for trading on each stock exchange or similar market on which shares of the Common Stock are traded.

3.  Vesting. The RSUs granted pursuant to this Agreement shall vest as follows: (i) 40% of the RSUs (______ RSUs) shall vest on January 1, 2009; (ii) 30% of the RSUs (_______ RSUs) shall vest on January 1, 2010; and (iii) 30% of the RSUs (_______ RSUs) shall vest on January 1, 2011; provided, however, that if Grantee’s employment with the Company is terminated by Grantee or the Company for any reason (including as a result of Grantee’s death or Disability) other than by the Company for cause in accordance with section 13(b)(ii) of the Employment Agreement, all of the RSUs granted pursuant to this Agreement that have not vested in accordance with this Section 3 on or prior to the date of such termination shall immediately become vested as of the date of such termination; and provided further that if Grantee’s employment with the Company is terminated by the Company for cause in accordance with section 13(b)(ii) of the Employment Agreement, any RSUs that have not vested in accordance with this Section 3 on or prior to the date of such termination shall be forfeited by Grantee as of the date of such termination.

4.  Settlement. Immediately upon vesting, each RSU shall become payable and shall be settled in shares of Common Stock, and a properly executed certificate or certificates with respect to which shall be issued by the Company and delivered to Grantee on the date of vesting; provided that if the Company is unable to deliver shares of Common Stock that have been fully registered, qualified and listed in accordance with Section 2(c) on such date, then the Company shall settle such RSUs in cash (based on the Fair Market Value of the Common Stock on the date of settlement), which shall be paid to Grantee on the date of vesting.

5.  Dividend Equivalents. Grantee shall be entitled to receive cash payments (referred to as dividend equivalents) equal to any cash dividends and other distributions paid in cash with respect to shares of Common Stock. The amount of each dividend equivalent payment shall equal the per share amount of the applicable dividend or other distributions with respect to the Common Stock multiplied by the number of RSUs then outstanding under this Agreement. Each dividend equivalent payment shall be made to Grantee on same date that the corresponding dividend or other distribution is paid with respect to the Common Stock.

6.  Adjustments to RSUs. Upon the occurrence of an event described in section 17 of the Plan, then appropriate adjustment shall in good faith be made to the number and kind of shares represented by the RSUs granted under this Agreement, in accordance with section 17 of the Plan.

7.  Reorganization and Change of Control. Upon the occurrence of a Change in Control, all of the RSUs granted pursuant to this Agreement that have not vested in accordance with Section 3 on or prior to the date of such Change in Control shall immediately become vested as of the date of such Change in Control.

8.  Withholding. Upon the settlement of RSUs in accordance with this Agreement, the Company shall withhold from the shares of Common Stock otherwise deliverable to Grantee pursuant to this Agreement a number of shares of Common Stock having a Fair Market Value (on the date of settlement) equal to the sum of all withholding amounts at the highest marginal rates with respect to such settlement under applicable federal, state, local and other tax laws (collectively, “Withholding Taxes”) and shall timely remit such amounts to the proper taxing authorities. Upon the payment of each dividend equivalent pursuant to Section 5, the Company shall withhold from such amount an amount equal to the Withholding Taxes with respect to such payment, and shall timely remit such amounts to the proper taxing authorities.

9.  Restrictions on Transferability. The RSUs granted pursuant to this Agreement may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, except by will or pursuant to the laws of descent and distribution.

10.  Notice. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied (if receipt is acknowledged by the party to receive such notice), when delivered by hand, or when received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service, in each case, addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:	Zulu Energy Corp.
950 17th Street, Suite 2300
Denver, Colorado 80202
Attention: Chief Financial Officer
Fax:

with a copy to:	Patton Boggs LLP
1801 California Street, Suite 4900
Denver, CO 80202
Attention: Robert M. Bearman, Esq.
Fax:

If to the Grantee, at:	[Insert name]

[Address]

[Fax]

11.  Representations. Grantee has received a copy of the Plan and has reviewed with Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

12.  Rights as Stockholder. Grantee shall have none of the rights and privileges of a stockholder with respect to outstanding RSUs and shall only have the rights and privileges of a stockholder to the extent that Grantee is issued shares of Common Stock in settlement of fully vested RSUs.

13.  Subject to the Plan. The RSUs and this Agreement are subject to the terms and conditions of the Plan, which are incorporated herein by reference.

14.  Employment. Neither the grant of RSUs pursuant to this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any Related Company to employ Grantee for any period.

15.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

16.  Choice of Law. This Agreement shall be governed, construed and administered in accordance with the laws of the State of Colorado without giving effect to conflict of laws principles.

17.  Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any material respect, such provision shall be replaced with a provision that is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

18.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.

19.  Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Grantee. Notwithstanding the foregoing, this Agreement may be amended in the sole discretion of of the Option Committee by a writing that states specifically that it is amending this Agreement if a copy of the amendment is delivered to Grantee; provided, however, that no such amendment may adversely affect the rights of Grantee without Grantee’s written consent.

20.  Timing of RSU Settlement Payment. Notwithstanding any provision of this Agreement to the contrary, if Grantee is a Specified Employee (as defined below) on the date that his employment with the Company is terminated and, as a result thereof, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules promulgated thereunder would so require, any settlement of RSUs resulting from such termination of employment shall be made on the first day following the date that is six (6) months after the date on which his employment with the Company is terminated. For purposes of this Agreement, “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code, without regard to paragraph 5 thereof) of the Company if any stock of the Company (or any entity with which the Company would be considered a single employer under section 414(b) or 414(c) of the Code) is publicly traded on an established securities market or otherwise or such other definition as may be set forth in Section 409A of the Code.

21.     Employment Agreement Terms. Grantee acknowledges and agrees that this Agreement and the grant of the RSUs hereunder fulfill the obligations of the Company concerning the crediting of phantom stock pursuant to section 4(c) of the Employment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement effective as of the Effective Date.

ZULU ENERGY CORP.

By:
Name:
Title:

GRANTEE